                                                Filed pursuant to Rule 424(b)(3)
                                                           File Number 333-51548

PROSPECTUS SUPPLEMENT NO. 5

                                 $4,657,500,000

                            TYCO INTERNATIONAL LTD.

                     LIQUID YIELD OPTION(TM) NOTES DUE 2020
                            (ZERO COUPON -- SENIOR)
                                      AND
                          COMMON SHARES ISSUABLE UPON
                    CONVERSION AND/OR PURCHASE OF THE LYONS

   This prospectus supplement supplements the prospectus dated December 18, 2000 of Tyco International Ltd., as supplemented December 21, 2000, January 5, 2001, January 12, 2001 and January 25, 2001, relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $4,657,500,000 aggregate principal amount at maturity of LYONs and the common shares issuable upon conversion, and/or purchase by us, of the LYONs. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

   The table of Selling Securityholders contained in the prospectus is hereby amended to add the entities who are named below as selling securityholders.

                             Aggregate
                          Principal Amount                 Number of   Percentage of
                           at Maturity of  Percentage of Common Shares    Common
                           LYONs That May      LYONs      That May be     Shares
Name                          be Sold       Outstanding     Sold(1)    Outstanding(2)
----                      ---------------- ------------- ------------- -------------
AmSouth Bank, Custodian
 for AmSouth Equity
 Income Fund............     $2,500,000           *          25,753           *
AmSouth Bank, Custodian
 for AmSouth Variable
 Equity Income Fund.....      1,340,000           *          13,803           *
Cargill Financial
 Markets PLC............      3,000,000           *          30,904           *
D.E. Shaw Investments,
 L.P....................      3,300,000           *          33,994           *
D.E. Shaw Valence,
 L.P....................     13,200,000           *         135,978           *
Merrill Lynch Investment
 Managers--Quantitative
 Advisors(3)............     20,000,000           *         206,028           *
Morgan Stanley Dean
 Witter Securities
 Trust..................      4,045,000           *          41,669           *
Nationwide Separate
 Account Trust, on
 behalf of its
 Nationwide Equity
 Income Fund............      1,100,000           *          11,331           *
Nicholas Applegate
 Investment Grade
 Convertible............        108,000           *           1,112           *
Prudential Securities
 for the benefit of
 Landesbank Schleswig-
 Holstein
 International S.A......      8,000,000           *          82,411           *
Royal Bank of Canada....      7,750,000           *          79,835           *

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

   Additionally, the following represents updated information regarding the selling securityholders listed in the Selling Securityholder table in the prospectus:

                           Aggregate
                           Principal
                             Amount
                          at Maturity                  Number of
                               of      Percentage of Common Shares Percentage of
                           LYONs That      LYONs      That May be  Common Shares
Name                      May be Sold   Outstanding     Sold(1)    Outstanding(2)
----                      ------------ ------------- ------------- -------------
Federated Equity Funds,
 on behalf of its
 Federated Capital
 Appreciation Fund......  $ 12,000,000        *          123,616          *
Federated Equity Income
 Fund, Inc. ............    59,500,000      1.3%         612,933          *
Federated Insurance
 Series, on behalf of
 its Federated Equity
 Income Fund II.........     2,100,000        *           21,632          *
Goldman Sachs and
 Company................   102,150,000      2.2        1,052,288          *
Highbridge International
 LLC....................   104,500,000      2.2        1,076,496          *
J.P. Morgan Securities,
 Inc....................    16,700,000        *          172,033          *
KBC Financial Products
 USA Inc. ..............     4,300,000        *           44,296          *
Ohio National Fund,
 Inc., on behalf of its
 Equity Income
 Portfolio..............       180,000        *            1,854          *
Principal Investors
 Fund, Inc., on behalf
 of its Partners Large
 Cap Blend Fund.........        70,000        *              721          *
Principal Investors
 Fund, Inc., on behalf
 of its Principal
 Partners Large Cap
 Blend Fund ............        70,000        *              721          *
UBS Warburg LLC.........    63,196,000      1.4          651,007          *
All other holders of
 LYONs or future
 transferees, pledgees,
 donees, assignees or
 successors of any such
 holders (4)(5).........  $806,450,958     17.3%       8,307,573          *

----------------
*  Less than one percent (1%).
(1) Assumes conversion of all of the holder's LYONs at a conversion rate of
    10.3014 common shares per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment, however, as described under "Description of the LYONs--Conversion Rights--Conversion Rate and Delivery of Common Shares." As a result, the number of common shares issuable upon conversion of the LYONs may increase or decrease in the future. Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.
(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 1,748,649,762 common shares outstanding as of December 6, 2000. In calculating this amount for each holder, we treated as outstanding the number of common shares issuable upon conversion of all of that holder's LYONs, but we did not assume conversion of any other holder's LYONs. Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.
(3) Merrill Lynch, Pierce, Fenner & Smith Incorporated and Tyco International Ltd. and its affiliates have, within the past three years, engaged in, and may in the future engage in, investment banking and other commercial dealings, and Merrill Lynch acted as the initial purchaser in the private placement in which the LYONs were originally issued. Merrill Lynch has received customary fees and commissions for these transactions.
(4) Information about other selling securityholders will be set forth in prospectus supplements, if required.
(5) Assumes that any other holders of LYONs, or any future pledgees, donees, assignees, transferees or successors of or from any such other holders of LYONs, do not beneficially own any common shares other than the common shares issuable upon conversion of the LYONs at the initial conversion rate.

   Investing in the LYONs involves risks that are described in the "Risk Factors Relating to the LYONs" section beginning on page 12 of the prospectus.

   Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The date of this prospectus supplement is February 9, 2001.

(TM)Trademark of Merrill Lynch & Co., Inc.

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